EXHIBIT 5.1

October 27, 2006

Hughes Network Systems, LLC

HNS Finance Corp.

11717 Exploration Lane

Germantown, MD 20876

Re:	Hughes Network Systems, LLC
HNS Finance Corp.
Registration Statement on Form S-4 (Registration No. 333-138009)
Initially Filed on October 16, 2006

Ladies and Gentlemen:

We have acted as counsel to Hughes Network Systems, LLC, a Delaware limited liability company (“HNS”), and HNS Finance Corp., a Delaware corporation (“HNS Finance” and, together with HNS, the “Issuers”), and the subsidiaries of HNS named in Schedule I attached hereto (each a “Guarantor” and collectively, the “Guarantors”), in connection with the registration, pursuant to a registration statement on Form S-4 (Registration No. 333-138009), as amended (the “Registration Statement”), initially filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on October 16, 2006 of the Issuers’ proposed offer to exchange (the “Exchange Offer”) up to $450,000,000 principal amount of the Issuers’ 9 1/2% Senior Notes due 2014 that have been registered under the Act (such notes, the “Exchange Notes”), and the related guarantees thereof (the “Guarantees”) by each of the Guarantors, for a like principal amount of the Issuers’ outstanding 9 1/2% Senior Notes due 2014 (the “Old Notes”), and the related guarantees thereof.

The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture dated as of April 13, 2006 (the “Indenture”) among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have examined originals or certified copies of the Indenture and such corporate, limited liability company and other records of the Issuers and the Guarantors and other certificates and documents of officials of the Issuers, the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We also have assumed the legal capacity of natural persons, the corporate or

590 Madison Avenue / New York, New York 10022-2524 / 212.872.1000 / fax: 212.872.1002 / akingump.com

Hughes Network Systems, LLC

HNS Finance Corp

October 27, 2006

other power of all persons signing on behalf of the parties thereto other than the Issuers and the Guarantors, the due authorization, execution and delivery of the Indenture, the Old Notes and all other documents by the parties thereto other than the Issuers and the Guarantors, that the Exchange Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Old Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Exchange Notes have been duly executed, authenticated and delivered by the Issuers in accordance with the terms of the Indenture against receipt of the Old Notes surrendered in exchange therefor, (d) the Guarantees have been duly executed and delivered by the Guarantors in accordance with the terms of the Indenture, and (e) applicable provisions of “blue sky” laws have been complied with:

1.	The Exchange Notes proposed to be issued pursuant to the Exchange Offer will be the valid and binding obligations of each of the Issuers and will be entitled to the benefits of the Indenture.

2.	The Guarantees proposed to be issued pursuant to the Exchange Offer will be the valid and binding obligations of each Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of: (i) the Delaware General Corporation Law; (ii) the Delaware Limited Liability Company Act; and (iii) the State of New York.

B.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

C.

The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing

Hughes Network Systems, LLC

HNS Finance Corp

October 27, 2006

(regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Issuers or a Guarantor from paying all or any portion of the Old Notes or the Exchange Notes as contemplated in the Indenture.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld LLP

Schedule I

Guarantor	Jurisdiction
Hughes Network Systems International Service Company	Delaware
HNS Real Estate, LLC	Delaware
HNS-India VSAT, Inc.	Delaware
HNS-Shanghai, Inc.	Delaware